Exhibit 10.16

No.: 14080272-2010 CHIDIAN No. 0060

Loan Agreement for Small-cap Enterprise
(2009 Version)

Special Notice: This Agreement is entered into based on mutual and volunteer consultation. All the provisions hereunder reflect true minds of the Parties. To protect the Borrower’s legal rights, the Lender particularly remind the Borrower to pay full attention to the terms concerning both parties’ rights and obligations, especially the part with boldface.

 Lender: Industrial and Commercial Bank of China, Jinjiang Chidian Branch
Authorized Person: Wang Jianping                                                 Contact Person: Chen
Address:                                                                                               ZIP:
Tel:                                Fax:                                                                  Email:

Borrower: Fujiang Jinjiang Chengdai Ansheng Shoes and Clothing Co., Ltd.
Legal Representative: Ding Jianbiao                                                Contact Person:
Address:                                                                                               ZIP:
Tel:                                Fax:                                                                  Email:

Based on mutual and equal consultation, the Parties have agreed on the following regarding the loan from the Lender to the Borrower.

Part I Condition of the Loan

Section 1 Use of Proceeds
The loan hereunder shall be used as working capital. The Borrower shall not use it for any other purposes without prior written consent of the Lender. The Lender has right to supervise the use of the proceeds.

Section 2 Amount and Term
2.1 The currency hereunder is Renminbi (“RMB”), the amount of the loan is RMB3 million.

2.2 The term of the loan is 12 months from the date the Lender release the loan (if there are several trenches of the release, the term shall be started to calculate from the date of the first trench). The date of the release shall be according to the receipt.

Section 3 Interest Rate, Interest and Expenses
3.1 Method to decide the RMB interest rate
The RMB interest rate shall be decided according to the 2nd method:
(1)	Fixed interest rate, yearly rate is -%, the interest rate shall be not change during the term hereunder.
(2)
Float interest rate, the interest rate shall be decided according to benchmark interest rate and floating rate. The benchmark interest rate shall be according to the benchmark interest rate circulated by the Central Bank of China at the effective date of this Agreement with respect to the loan with the same term hereunder. The floating rate is 5% (floating upward). The floating rate hereunder shall not be changed during the term. After the loan is released, the RMB interest rate will be changed each 12 months (“Period”). The interest rate of the second Period shall be decided according the RMB interest rate at the date of the last day of the last Period, and so on. If the loan is released by multiple trenches, the RMB interest rate shall be adjusted according to the    of the following:

A.
Within one Period, each trench of loan shall use the same RMB interest rate for that Period, and the RMB interest rate shall be changed at the same time for all trenches of loan in the following Periods.

B.	The RMB interest rate of each trench shall be decided and changed separately.
(3)	Other provision

3.2 Method to decide foreign exchange interest rate (not applicable)
The foreign exchange interest rate shall be decided according to - method:
(1)	Fixed interest rate, yearly rate is -%, the interest rate shall be not change during the term hereunder.
(2)	Float interest rate.

3.3 The interest hereunder shall be calculated from the date when the loan is released, and be paid monthly. The loan and the interest shall be paid off at the maturity date of the term. The daily interest rate equals to yearly interest rate divided by 360.

3.4 The penalty interest rate for delay of payment of interest is the interest rate hereunder plus another 30% of the interest rate. The penalty interest rate for using the loan for any other purposes is the interest rate hereunder plus another 50% of the interest rate.

Section 4 Withdrawal of the Loan
The Borrower shall withdraw the loan according to the actual demand. The first trench of the loan shall be withdrew before August 9, 2010, and the last trench shall be withdrew before August 9, 2010, otherwise the Lender has right to cancel the part or the entire loan hereunder.

Section 5 Repayment
5.1 The Borrower shall make the repayment according to the 1st method:
(1) The loan shall be repaid at the maturity date of the term hereunder.
(2) Make the repayment according to the following schedule:

Time	Amount

5.2 If the loan hereunder belongs to any of the following circumstances, the Borrower shall repay the loan  (not applicable) .
5.3 Except for the case in Section 5.2, if the Borrower repays the loan before the maturity date of the term hereunder, the Borrower shall pay a penalty to the Lender equal to -% of the amount of loan repaid in before the maturity date of the term.

Section 6 Guarantee
6.1 The loan hereunder is with guarantee. The type of guarantee is warranty.

6.2 If the guarantee hereunder is maximum guarantee, the maximum guarantee agreement is:
Title of the maximum guarantee agreement: Warranty Agreement
(No.: 16080272-2010Chidianbao)
Warrantor: Jinjiang Qiuzhi Dongya Shoes and Clothing Co., Ltd.

Section 7 Financial Provision (Optional, not applicable)

Section 8 Dispute Settlement
The method of dispute settlement shall be the 1st one as follows:
(1)	Any dispute occurred hereunder shall be submitted to Xiaman Arbitration Committee and arbitrated with its valid arbitration rules. The arbitration award is final and shall bind the Parties.
(2)	The dispute shall be filed to the Lender’s local People’s Court.

Section 9 Miscellaneous
9.1 There are two counterparts of this Agreement with the same validity, the Lender and Borrower each holds one.

9.2 The following attachments and other attachments mutually confirmed by the Parties shall constitute part of this Agreement with the same validity:
Exhibit 1: Notice of Withdrawal (format)
Exhibit 2: Consignment Agreement

Section 10 Other provision
The Borrower shall provide the Notice of Withdrawal before it withdraws any part or the entire loan. The Notice of Withdrawal shall not be cancelled upon submission without prior written consent by the Lender.
If the Lender agrees with Borrower to withdraw the loan after an approving process, the Lender will release the loan to the Borrower’s account designated by the Borrower, which will be deemed that the Lender has release the loan to the Borrower according to this Agreement.
As required by supervision rules and the Lender’s management rules, if the amount of loan to be withdrawn exceeds certain amount or the condition of the loan satisfies certain requirement, the loan shall be released to third parties directly from the Lender, according to the application of the Borrower. The money released to the third party shall be used according to the provision hereunder. The parties shall enter into a consignment agreement as an attachment of this Agreement, and the Borrower shall designate a bank account to be used for the consignment.
If any dispute hereunder is submitted to arbitration committee, the Parties agree to apply for summary procedure. Any related legal instruments shall be deemed as delivered if the legal instrument is presented to the courier with the receiver’s address is the same with the address hereunder. The Parties agree if any part of the credit or debt is clear, this part of credit or debt can be arbitrated in advance. If there only exists the Lender’s mortgage right, the Parties shall authorized the arbitration committee to auction the collateral, the income of the auction shall be used to settle the debt hereunder with the first priority.

 Part II Terms and Conditions of Loan for Small-cap Enterprise

Section 1 Interest rate and interest
1.1 In foreign currency borrowings, LIBOR is the foreign currency interest rate that shows on “LIBO=” on Reuters terminal (London 11:00 am) two business days before the withdrawal date or the base rate adjustment date. HIBOR is the HKD rate that shows on “HIBO=” on Reuters terminal (HK time 11:15 am) two days before the withdrawal date or the base rate adjustment date.

1.2 If this agreement use floating rate, the interest will adjust according to original rule after overdue.

1.3 The payment date is 20th if the interest payment are due by month, the payment date is 20th of the last month of each quarter if the interest payment are due by quarter. The payment date is June 20th, and Dec. 20 if the payment are due semiannually.

1.4 The first interest period is the period from the withdrawal date to the first interest payment date. The last interest period is from the last interest payment date to the final loan maturity date.

1.5 If the People’s bank of China adjusts interest for loans, we change accordingly, and the Borrower might not be notified.

Section 2 Loan issuance
2.1 The Borrower needs to satisfy the following conditions, otherwise the Lender doesn’t have any obligations to issue any loans, except for the ones that the Lender agrees to issue first:
(1) Upon withdrawal, the Borrower confirms the statements and guarantees under this agreements are true, correct and complete, and the Borrower are not in breach of this and other agreements with the Lender.
(2) The Borrower has already provided collaterals and guarantees and the collaterals has not been compromised or changed towards against the Lender.
(3) If the Borrower claims the loans through ICBC online banking, the <ICBC online banking service agreement for enterprise clients> are also valid.

2.2 If the Borrower claims the loans through our branches, he/she should submit notification 5 working days before. The notification cannot be cancelled after submission without the consent of the Lender.

2.3 If the Borrower claims through ICBC online banking, the Borrower needs to sign the <ICBC online banking service agreement for enterprise clients> and promise to obey the rules. The claim notification submitted through online banking upon the Lender confirmation should be regarded as debt receipt.

2.4 When the Borrower satisfied above conditions, the Lender shall transfer the loan to Borrower, and this is regarded as loan issued.

2.5 According to related rules and regulations, as well as Lender management requirement, if the Borrower requests the Lender to send the loan directly to the related party for specific purpose, the Lender should do according to the request. For this purpose, the Borrower should sign a authorization letter with the Lender as an attachment for this agreement.

Section 3 Payback
3.1 The Borrower should pay back all principal, interest and other payables. On the final principal payment date and the day before each interest settlement date, the Borrower should deposit enough current period interest and principal and other payables in the account appointed by the Lender. The Lender should have rights to take the payment on the payment date, or request the Borrower to cooperate with related procedures. If the balances in the accounts are not enough to pay all payments due, the Lender has the claim rights.

3.2 If the Borrower applies for all or part of the loans in advance, he/she should submit paper application, or submit payment in advance notice to online banking, and after the Lender’s approval, should make compensation payment to the Lender.

3.3 Upon the approval of Lender for payment in advance, the Borrower should make all payment on that date, including principal, interests and other payables.

3.4 The Lender has right to take back the loan according to the Borrower’s cash flow.

3.5 If the time period shorted because of the Borrower’s payment in advance or the Lender’s action according to this agreement, interest rate doesn’t change.

Section 4 Guarantees and collaterals
4.1 The Borrower should provide legitimate collaterals approved by the Lender. A collateral agreement should be signed additionally.

4.2 If the collaterals has been damaged, depreciated, and has property rights dispute or has been sealed up, or the person who hand in the collaterals does things that makes the Lender at disadvantage position, the Borrower should notify the Lender, and provide other collateral for approval.

4.3 Upon the approval of Lender, those loans guaranteed by accounts receivables, the Lender has the right to request the Borrower to repay part or all of the principal and interest if any of the following happens, or the Borrower add more legitimate, effective and sufficient collateral:
(1) Accounts receivable pledger has experienced two months increasing bad loan rate.
(2) The pledger has more than 5% of the total accounts receivable overdue not received.
(3) The pledger has trade conflicts with the pledgee or other third parties (including but not limited to quality, technology and service, etc) or debt dispute, all of which could lead to the delay receipt or write off of account receivable.

Section 5 Account Management
5.1 If the loan hereunder is used as working capital, the Borrower shall use the bank account in the Lender to collect sales revenue and pay back the loan. When the sales revenue is not cash, the Borrower shall deposit the cash when it is collected.

5.2 The Lender shall have right to supervise the Borrower’s account for pay back the loan by ways of, including but not limited to, understanding and inspection of the cash flow of the account. The Borrower shall cooperate with the Lender. If required by the Lender, the Borrower shall sign a supervision agreement with the Lender.

Section 6 Representations and Warranties
The Borrower has the representations and warranties as follows, which will keep valid during the term of this Agreement:
6.1 Qualified to be a borrower, to sign and perform this Agreement.

6.2 Authorized to sign this Agreement. Signing of this Agreement will not conflict with its bylaws, investment contract, joint venture contract, partnership contract, relevant laws and regulations, and obligations under any other agreements.

6.3 Any of other outstandings due have been paid off on time. No record of delaying to pay back loan or interest.

6.4 No material non-compliance action regarding the business or operation was taken within one year. There is no material bad record of current management of the company.

6.5 All the documents and information provided to the Lender are true, accurate, complete and valid. There is no false record, material omission or misrepresentation.

6.6 Has not concealed any lawsuit, arbitration or claim event.

6.7 Has understood all the rules on internet banking system related to this Agreement.

Section 7 Borrower’s Commitment
7.1 The Borrower shall use the loan hereunder solely for the usage according to the schedule provided hereunder. The proceeds shall not be used in securities market, future market, real estate market or for any other usage restricted or prohibited by relevant laws and regulations.

7.2 The Borrower shall repay the loan, interest and other expenses according to the provisions hereunder.

7.3 The Borrower shall accept the Lender’s supervision on usage of the loan by account analysis, voucher inspection and site visit, and report the usage of the loan regularly to the Lender.

7.4 The Borrower shall accept the Lender’s credit inspection, provide true, accurate and complete financial statement and other material that can prove the Borrower’s capability to repay the loan, including bank name where the Borrower has bank account(s), account number, balance of the deposit. The Borrower shall cooperate with the Lender to inspect, understand and supervise the Borrower’s operation and finance.

7.5 The Borrower shall obtain the Lender’s prior written consent before the Borrower’s merge and separation, decrease of registered capital, change of shareholder structure, joining in or exiting a partnership, transfer of material assets or creditor’s right, material external investment, substantial increase of debt financing, if any of the actions will impact the Lender’s interest.

7.6 In the event any of the following circumstances is occurred, the Borrower shall notify the Lender:
(1) change of company name, seal, bylaws, address, legal representative and mailing address.
(2) recession, dismissal, liquidation, suspension, license being cancelled, being canceled, or bankruptcy.
(3) has been(or will) involved in material economic dispute, lawsuit, arbitration or assets sealed, detained, enforced or punishment by judiciary, tax authority or AIC.
(4) Shareholder, director, management, partner or investor of the Borrower has involved in material lawsuit or economical dispute.

7.7 The Borrower shall disclose complete and accurate affiliates relationship and related party transaction on time to the Lender.

7.8 The Borrower shall accept the Lender’s notice sent by mail or other ways on time.

7.9 The Borrower shall not dispose its assets by way of worsening its capability to repay the loan, or provide guarantee to any third party to impact the Lender’s interest.

7.10 The Borrower shall bear all the expenses for signing and performance of this Agreement, and expenses for the Lender to collect the loan and interest hereunder, including but not limited to expenses of lawsuit, arbitration, property preservation, lawyer, enforcement, appraisal, auction, public notice.

7.11 The repayment of the loan is prior to the Borrower’s debt to its shareholder, legal representative, partner, main investor or key management, and at least at the same sequence with the Borrower’s other debt to other creditors.

7.12 The Borrower has fully understood the rules on the internet banking system relating to this Agreement, shall keep the client certificate and PIN well. Anyone usage of the client no, PIN or client certificate to access to the internet banking system shall be deemed as the Borrower’s action, the electronic record generated therefrom will the proof of performance of this Agreement.

Section 8 Lender’s Commitment
8.1 The Lender shall release the loan to the Borrower according to this Agreement.

8.2 The Lender shall keep the Borrower’s information on financials, operation and any non-public materials confidential, unless as required by laws or regulations or otherwise provisions hereunder.

Section 9 Breach of Contact
9.1 In the event of any following circumstances occurs, the Borrower breaches this Agreement:
(1) the Borrower fails to repay the loan and interest or other outstandings hereunder, or perform the other obligations, or comply with the warrants and representations hereunder;
(2) in the event that the guarantee hereunder has change which is not in favor of the Lender, but the Borrower fails to provide supplementary guarantee as required by the Lender;
(3) the Borrower fails to repay any other debt (other than the loan hereunder) due, or perform other obligations under other agreements, which has impacted or will impact the Borrower’s performance hereunder;
(4) any of the Borrower’s profitability, ability to repay the debt, operation ability, cash flow is lower than the standard, or worsening, which has impacted or will impact the Borrower’s performance hereunder;
(5) any of the Borrower’s operation, external investment has changed, which has impacted or will impact the Borrower’s performance hereunder;
(6) the Borrower or any of the Borrower’s shareholder, legal representative, partner, main individual investor or key management has been involved or will involve in material economical dispute, litigation, arbitration, assets sealed-up, detained or enforced, investigation or punishment by judiciary or government, or disclosure of the Borrower’s breach of laws or regulations by media, which has impacted or will impact the Borrower’s performance hereunder;
(7) any change of the Borrower’s shareholder structure, partnership, joint venture, management, which has impacted or will impact the Borrower’s performance hereunder;
(8) the Borrower gets the loan by fake contract or transaction, or avoids to repay the loan through related transaction;
(9) the Borrower has (or will) terminated, dismissed, liquidated, business suspension, been cancelled the business license, bankrupted;
(10) the Borrower has breached any of the rules on food safety, production safety and environmental protection, which has impacted or will impact the Borrower’s performance hereunder;
(11) the Borrower or any of Borrower’s legal representative, partner, main individual investor or key management has involved in mafia-style organization activity, drug taking, gambling, smuggling, etc;
(12) the Borrower frequently delays to pay tax, expense, and employee’s salary;
(13) any other circumstances which has impacted or will impact the Borrower’s performance hereunder.

9.2 In the event the Borrower has breached the contract, the Lender has right to take one or more of the following actions:
(1) requiring the Borrower to correct its performance hereunder;
(2) stopping to release the loan under this Agreement or any other agreement;
(3) declaring that the undue outstanding loan is due;
(4) requiring the Borrower to compensate the Lender’s damages and losses;
(5) any other actions provided by this Agreement, laws or regulations or deemed as necessary by the Lender.

9.3 In the event that the Borrower has not fully repay the loan due, the Borrower shall pay a penalty according the provision hereunder to the Lender. In the event that the Borrower has not fully pay the interest due, the Borrower shall pay a penalty with compound interest rate.

9.4 In the event that the Borrower has used the loan for purpose other than that provided hereunder, the Borrower shall pay a penalty interest with penalty interest rate from the date when the Borrower used the loan for purpose other that provided hereunder. If the Borrower has not fully pay the interest during the period when the Borrower used the loan for purpose other that provided hereunder, the Borrower shall pay a penalty with compound interest rate.

9.5 If the Borrower has breached the provisions in Section 8.3 and 8.4, the penalty interest rate shall be the higher one, but not the combined.

9.6 In the event that the Borrower has not fully repay the loan due, pay the interest due or any other outstandings, the Lender shall have right to disclose it to the media.

9.7 In the event that the Borrower and its affiliates have changed their controlling relationship, or the Borrower’s affiliates have involved in any circumstances provided in Section 8.1 (except for item 1 and 2), which has impacted or will impact the Borrower’s performance hereunder, the Lender shall have right to take any action provided hereunder.

Section 10 Deduct
10.1 In the event that the Borrower has not fully repaid the loan due, the Lender shall have right to deduct the same amount from the Borrower’s bank account in ICBC until the entire loan due has been paid off.

10.2 If the currency of the deducted money is different from the currency of the loan hereunder, the exchange rate shall be applied to the exchange rate circulated by the Lender. The Interest, other expenses and exchange rate difference incurred from the date of deduction to settlement date shall be borne by the Borrower.

10.3 If the money deducted by the Lender is not enough to pay off the loan due, the Lender shall have right to determine the settlement order.

Section 11 Transfer of Right and Obligation
11.1 The Lender shall have right to transfer all its rights and obligations to any third party without consent of the Borrower. The Borrower shall not transfer any of its rights or obligations to any third party without the Lender’s written consent.

11.2 The Borrower agrees that the Lender or ICBC may authorize other branch to perform the rights and obligations hereunder, or manage the loan hereunder. The authorized branch shall have rights to perform this Agreement and file law suit, arbitration or enforcement for any dispute hereunder.

Section 12 Validity, Modification and Termination
12.1 This Agreement shall take effect upon execution, and shall be terminated until the Borrower has completed all obligations hereunder.

12.2 Any change of this Agreement shall be made in written based on mutual consultation. Any change will be part of this Agreement with the same validity. The provisions other the change shall continue be effective, and the original provisions before the change takes effect shall be effective.

12.3 The change or termination of this Agreement shall not impact the Parties’ rights to claim for damages and losses hereunder. The termination of this Agreement shall not impact the validity of the provisions on dispute settlement.

Section 13 Law Governance and Dispute Settlement
13.1 This Agreement shall be governed and construed by laws of PRC.

13.2 Any dispute hereunder shall be settled by consultation. If the consultation fails, the dispute shall be settled according to the provisions hereunder.

Section 14 Entire Agreement
The Part I and Party II of this Agreement shall constitute the entire agreement, and the terminology therein shall have the same meaning. The Borrower shall be bond by the entire agreement.

Section 15 Notice
15.1 Any notice hereunder shall be sent in written. The Parties’ address hereunder shall be the mail address for the notice, if there is no other provision. If any Party’s address has been changed, the Party shall notice the other Party in written.

15.2 In the event that any Party refuses to accept the mail of the notice or the notice can not be delivered for any other reason, the other Party shall have right to notice the Party through notarization or public announcement.

Section 16 Miscellaneous
16.1 The Lender’s non-performance of any rights hereunder shall not be deemed as waive or change of the rights, or impact its future performance of the said rights.

16.2 If any of provisions hereunder is deemed as invalid or unenforceable, validity of the other provisions or the entire agreement shall not be impacted.

16.3 The Lender shall have right to provide the Borrower’s information to credit information system of Central Bank of China as required by laws or rules of financial regulators, which will be inquired and used by qualified institutions and individuals. The Lender shall have right to inquire the Borrower’s information from the credit information system on purpose of this Agreement.

16.4 The definition of “affiliates”, “affiliates relationship”, “related transaction”, “main individual investor”, “key management” are the same with that in “Accounting Standards 36 – Related Party Disclosure” and amendments, circulated by the Ministry of Finance.

16.5 Any receipts and documents produced according to this Agreement and the Lender’s operation rules shall constitute the proof of the debtor-creditor relationship between the Lender and the Borrower, which bind the Borrower.

16.6 In this Agreement, (1) anywhere “this Agreement” is mentioned, any amendment shall be included; (2) the headlines hereunder are just for reference, not explanations of the provisions, which shall not restrict the content and scope of the provisions thereunder.

The Parties hereby confirm: the Parties have full consultation for all provisions hereunder. The Lender has reminded the Borrower to pay full attention to and accurately understand all provisions regarding the Parties’ rights and obligations, and explained all relevant provision as required by the Borrower. The Borrower has fully read and understood all provisions (including the Part I “Condition of the Loan” and Party II “Terms and Conditions of the Circle Loan for Small-cap Enterprises”). The Parties have unanimous understandings to the content of this Agreement.

The Lender (Seal): Industrial and Commercial Bank of China, Jinjiang Chidian Branch

By:	/s/ Wang Jianping
Wang Jianping
Authorized Signatory

The Borrower (Seal): Fujiang Jinjiang Chengdai Ansheng Shoes and Clothing Co., Ltd.

By:	/s/ Ding Jinbiao
Ding Jinbiao
Authorized Signatory

Signing Date: August 8, 2010